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                           [JENKENS & GILCHRIST LETTERHEAD]

                                   January 3, 1997

RAC Financial Group, Inc.
16901 Dallas Parkway
Suite 200
Dallas, Texas 75248

    Re:  Offering of Common Stock of RAC Financial Group, Inc. on Form S-1

Gentlemen:

    RAC Financial Group, Inc., a Nevada corporation (the "Company"), has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1, as amended by Amendment No. 1 thereto filed with Commission on or about January 6, 1997 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement relates to the sale by the Company and the selling stockholders named therein (the "Selling Stockholders") of an aggregate of 5,000,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), plus an additional 750,000 shares of Common Stock subject to the exercise of over-allotment options to be granted by the Company and certain of the Selling Stockholders. We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

    In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Amended and Restated Articles of Incorporation and the bylaws of the Company, each as amended, (ii) copies of resolutions of the Board of Directors of the Company authorizing the offering of the shares, the preparation and filing of the Registration Statement and related matters, (iii) the Registration Statement, and all exhibits thereto, and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

    Based upon the foregoing examination, we are of the opinion that the shares to be issued by the Company and the shares to be sold by the Selling Stockholders in the offering, as described in the Registration Statement, and including any shares to be issued and/or sold pursuant to any

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related registration statement filed pursuant to Rule 462(b) under the Act
(collectively, the "Shares"), have been duly and validly authorized for issuance and that such Shares, when issued and delivered by the Company or sold by the Selling Shareholders in the manner and for the consideration stated in the Prospectus constituting a part of the Registration Statement and in accordance with the Underwriting Agreement described in the Registration Statement, will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                       Respectfully submitted,

                                       JENKENS & GILCHRIST,
                                         a Professional Corporation



                                       By:  /s/  Ronald J. Frappier
                                           -------------------------------
                                               Ronald J. Frappier
                                               Authorized Signatory